Exhibit 99.1
ALLIED HEALTHCARE INTERNATIONAL INC. REPORTS
FISCAL 2010 THIRD QUARTER RESULTS
•	Revenues Increased 7.9%, At Constant Exchange Rates

•	Operating Income Increased 15.8%, At Constant Exchange Rates & Excluding Acquisition Costs
NEW YORK — August 3, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, today issued financial results for its fiscal 2010 third quarter ended June 30, 2010.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenue, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenue and gross profit are generated in the United Kingdom, an analysis, which is contained in the Historical Revenue and Gross Profit table at the end of this press release, is included of the last eleven quarters’ revenue and gross profit in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates.
Fiscal Third Quarter Results

	Three Months Ended June 30,			Three Months Ended June 30,
			%					%
	2010	2009	Change	2010	%	2009	%	Change
	Revenue			Gross Profit
Homecare	$59,270	$52,801	12.3%	$18,023	30.4%	$16,272	30.8%	10.8%
Nursing Homes	4,237	5,774	-26.6%	1,368	32.3%	1,843	31.9%	-25.8%
Hospitals	4,551	4,528	0.5%	1,078	23.7%	1,058	23.4%	2.0%

Total, at constant exchange rates	68,058	63,103	7.9%	20,469	30.1%	19,173	30.4%	6.8%
Effect of foreign exchange	(2,310)	—	-3.7%	(701)		—		-3.7%

Total, as reported	$65,748	$63,103	4.2%	$19,768		$19,173		3.1%

				SG&A
SG&A, at constant exchange rates & excluding acquisition costs				$17,114		$16,276		5.1%
Acquisition costs, at constant exchange rates				595		—		3.7%

SG&A, at constant exchange rates				17,709		16,276		8.8%
Effect of foreign exchange				(533)		—		-3.3%

Total SG&A, as reported				$17,176		$16,276		5.5%

				Operating Income
Operating Income, at constant exchange rates & excluding acquisition costs				$3,355		$2,897		15.8%
Acquisition costs, at constant exchange rates				(595)		—		-20.5%

Operating Income, at constant exchange rates				2,760		2,897		-4.7%
Effect of foreign exchange				(168)		—		-5.8%

Operating Income, as reported				$2,592		$2,897		-10.5%

	Net income attributable to Allied
		Basic and		Basic and
		Diluted		Diluted
		EPS		EPS
Net income attributable to Allied, excluding acquisition costs	$2,270	$0.05	$2,388	$0.05
Acquisition costs	(610)	-$0.01	—	—

Net income attributable to Allied	$1,660	$0.04	$2,388	$0.05

For the third quarter of fiscal 2010, total revenue increased 7.9%, to $68.0 million, compared with $63.1 million reported during the same period in fiscal 2009. Allied’s Homecare revenue grew 12.3% to $59.3 million. The acquisition completed in this quarter contributed 4.0%, or $2.1 million, to the increase in Homecare revenues. Nursing Homes revenue declined 26.6% to $4.2 million and Hospitals revenue increased 0.5% to $4.5 million. After the unfavorable impact of currency exchange of $2.3 million, revenue increased 4.2% year over year to the reported $65.7 million.
Total gross profit for the third fiscal quarter increased 6.8% to $20.5 million, from $19.2 million for the comparable quarter in fiscal 2009. Gross profit as a percentage of revenue was 30.1%, compared with 30.4% for the comparable prior-year period. Foreign exchange decreased gross profit by $0.7 million to the reported $19.8 million for the 2010 third fiscal quarter.
SG&A, excluding acquisition costs, for the third fiscal quarter was $17.1 million (25.1% of revenues), an increase of 5.1%, from $16.3 million (25.8% of revenues) reported last year. The Company also incurred acquisition costs of $0.6 million. Foreign exchange decreased costs by $0.5 million to the reported $17.2 million for the 2010 third fiscal quarter.
Operating income, before acquisition costs, for the third quarter of fiscal 2010 increased by 15.8% to $3.4 million from $2.9 million a year ago. Acquisition costs decreased operating income by $0.6 million. Foreign exchange decreased operating income by $0.2 million to the reported $2.6 million for the 2010 third fiscal quarter.
Income attributable to Allied, excluding acquisition costs, for the third quarter of fiscal 2010 was $2.3 million, or $0.05 per diluted share. Net income attributable to Allied for the third quarter of fiscal 2010 was $1.7 million, or $0.04 per diluted share, compared with $2.4 million, $0.05 per diluted share, reported during the 2009 third fiscal quarter.
Fiscal Nine Months Results

	Nine Months Ended June 30,			Nine Months Ended June 30,
			%					%
	2010	2009	Change	2010	%	2009	%	Change
	Revenue			Gross Profit
Homecare	$167,474	$145,497	15.1%	$51,380	30.7%	$45,283	31.1%	13.5%
Nursing Homes	13,471	19,295	-30.2%	4,330	32.1%	6,027	31.2%	-28.2%
Hospitals	14,451	15,173	-4.8%	3,292	22.8%	3,842	25.3%	-14.3%

Total, at constant exchange rates	195,396	179,965	8.6%	59,002	30.2%	55,152	30.6%	7.0%
Effect of foreign exchange	5,266	—	2.9%	1,591		—		2.9%

Total, as reported	$200,662	$179,965	11.5%	$60,593		$55,152		9.9%

	SG&A
SG&A, at constant exchange rates & excluding acquisition costs	$48,743		$46,224		5.4%
Acquisition costs, at constant exchange rates	595		—		1.3%

SG&A, at constant exchange rates	49,338		46,224		6.7%
Effect of foreign exchange	1,264		—		2.8%

Total SG&A, as reported	$50,602		$46,224		9.5%

	Operating Income
Operating Income, at constant exchange rates & excluding acquisition costs	$10,259		$8,928		14.9%
Acquisition costs, at constant exchange rates	(595)		—		-6.7%

Operating Income, at constant exchange rates	9,664		8,928		8.2%
Effect of foreign exchange	327		—		3.6%

Operating Income, as reported	$9,991		$8,928		11.9%

	Net income attributable to Allied
		Basic and		Basic and
		Diluted		Diluted
		EPS		EPS
Income from continuing operations attributable to Allied, excluding acquisition costs	$7,766	$0.17	$6,999	$0.15
Acquisition costs	(610)	-$0.01	—	—

Net income attributable to Allied	$7,156	$0.16	$6,999	$0.15

For the nine months of fiscal 2010 total revenue increased 8.6%, to $195.4 million, compared with $180.0 million for the same period in fiscal 2009. Allied’s Homecare revenue grew 15.1% to $167.5 million. The acquisition completed in the third quarter of fiscal 2010 contributed 1.4%, or $2.1 million, to the increase in Homecare revenues. Nursing Homes revenue declined 30.2% to $13.5 million and Hospitals revenue declined 4.8% to $14.4 million. After the favorable impact of currency exchange of $5.3 million, revenue increased 11.5% year over year to the reported $200.7 million for the fiscal 2010 nine-month period.
Total gross profit for the nine months of fiscal 2010 increased 7.0% to $59.0 million, from $55.2 million for the comparable period in fiscal 2009. Gross profit as a percentage of revenue was 30.2%, compared with 30.6% for the comparable prior-year period. Foreign exchange increased gross profit by $1.6 million to the reported $60.6 million for the fiscal 2010 nine-month period.
SG&A, excluding acquisition costs, for the nine months of fiscal 2010 was $48.7 million (24.9% of revenues), an increase of 5.4%, from $46.2 million (25.7% of revenues) reported last year. We also incurred acquisition costs of $0.6 million. Foreign exchange increased costs by $1.3 million to the reported $50.6 million for the fiscal 2010 nine month period.
Operating income, before acquisition costs, for the nine months of fiscal 2010 increased by 14.9% to $10.3 million from $8.9 million a year ago. Acquisition costs decreased operating income by $0.6 million. Foreign exchange increased operating income by $0.3 million to the reported $10.0 million for the fiscal 2010 nine month period.
Income attributable to Allied, excluding acquisition costs, for the nine months of fiscal 2010 was $7.8 million, or $0.17 per diluted share. Income attributable to Allied for the nine months of fiscal 2010 was $7.2 million, or $0.16 per diluted share, compared with $7.0 million, $0.15 per diluted share, reported during the fiscal 2009 nine month period.
Cash balances as of June 30, 2010 were $37.0 million (£24.5 million) as compared to $41.6 million (£27.6 million) as of March 31, 2010. The decrease was primarily due to payments on acquisition and the Company’s share buy back program.
For the fiscal nine months ended June 30, 2010, depreciation and amortization was $3.2 million (£2.0 million), capital expenditures were $2.4 million (£1.6 million). Days Sales Outstanding was 27 days at June 30, 2010 (42 days including unbilled account receivables), and 24 days at June 30, 2009 (46 days including unbilled account receivables).
Management Discussion
Sandy Young, Chief Executive Officer of Allied, commented, “Allied’s Homecare revenue increased by 12.3% year over year. This is less than previous growth levels and includes a 4.0% contribution from our newly acquired Homecare business in Ireland. We are pleased with the transaction progress and see opportunities to share our knowledge of Continuing Care and learn from the Irish experience of supported living. We anticipate that the contribution from our Irish business will exceed £10 million in revenue and £1.2 million in EBITDA in the coming fiscal year. We believe the low level of outsourcing in the Republic of Ireland will accelerate as the government tries to extract the best value for taxpayers.
“There is no doubt that with the new budget year, which commenced in April, Local Authorities have been controlling their spending. We have not seen any significant decline so far, but local authority social care only increased by 5.4%. In contrast, Continuing Care, which is funded by the National Health Services (NHS) Primary Care Trusts (PCT’s), grew by 18%, resulting in total growth in our Homecare business of 8.3% before the benefits of Ireland.
“It has been reported that NHS spending will be protected over the life of the parliament and we expect new outsourcing opportunities to emerge. Although there will be a change from NHS Primary Care Trusts (about 150 nationally) to General Practitioner Consortia (about 500 nationally) within two years, we do not see why that will restrict growth. At present PCT’s outsource only a proportion of their spending and more care will be joint commissioned as they try to bridge the gap between Healthcare and Social Care. We are very well positioned to capitalize on these changes in the industry.
“We have significant scope to increase our Continuing Care business as only 60 of our 113 total branches provide Continuing Care. Further, only about 12 branches provide the full range of Continuing Care, which includes high intensity patients. We currently have plans to increase our sales and marketing expenditures to promote these opportunities. We are also exploring new service lines and during the quarter we piloted the Rapid Intervention Service for End-of-life care (RISE) launched by NHS Oxfordshire in July.

“The service aims to make first contact with a patient within 20 minutes at times of crisis. The team operates between 8.00 am and 10.00 pm seven days a week and can offer care and support for a maximum of six days. If patients require overnight care, then the service will link with Marie Curie Night Service or Out of Hours services. Furthermore, if ongoing care is required, the RISE team also works to make sure other services are involved so care can be continued if necessary.
“While we are positive about health spending, we can see there may be some slowing in Local Authority spending. However, we believe that the larger dynamics in this business will continue to have a positive impact. Firstly, there is the steady increase because of the ageing profile of the population. Secondly, a number of Local Authorities have not outsourced care to the private sector. Thirdly, the reduction in the number of suppliers used by each Authority will favor the larger players.
“Finally, quality is a major driver and we are delighted that we now have 91% of our branches rated by the Government (CQC) as good or excellent. In the provision of such a sensitive service, quality is paramount.
“In the last month, we have won a 1,000 hours per week contract in Wales, an 1,100 hour per week extra care scheme in London, and a place on the West London Alliance which could be significantly more than 1,000 hours per week.
“So we are still winning business but cannot quantify the effects of savings in other areas. We are well placed to benefit from volume deals and some of the smaller providers may find the temporary volume restrictions hard.
“Overall I would hope that our Homecare business (before the benefit of Ireland) can continue to grow in the 5% to 10% range rather than the 10% to 15% range previously highlighted. I think the 5% to 10% growth level will be a feature of the medium term as the Local Authorities and PCT’s adjust, but thereafter I see no reason why we will not return to the higher levels of growth, particularly given the reinforced emphasis on outsourcing. There are already other outsourcing opportunities Allied can initiate.
“Our Nursing Home activities continued to decline and we do not foresee any immediate change. However, with Hospital Staffing we have posted a small growth of 1%. We have also started to extract this business from our Homecare network to allow for more focus. It now reports in to our Commercial Director.”
Mr. Young concluded, “To support our commitment to providing our customers with one of the highest levels of quality care in our industry and to enhancing our leadership, Professor Raymond J. Playford has been appointed to the new post of Medical Advisor to our Board. Professor Playford has more than 25 years of experience in the medical field, specialising in clinical research, and we look forward to benefiting from his profound health care expertise, particularly in this environment.”
Dr. Jeff Peris, Chairman of Allied, commented, “Looking forward, we will focus on executing our business strategy and building value for our shareholders through organic growth, new service opportunities, strategic acquisitions, as well as through our share buyback program. As of July 30, 2010 we had repurchased 1.1 million shares, or approximately $2.8 million, of our stock under the $10 million stock repurchase program announced in May 2010.”
Conference Call Information: August 3, 2010 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A telephone replay will be available until August 31st following the call by dialing (877) 660-6853 for domestic participants and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 353906. A webcast replay will also be available and archived on the Company’s website for ninety days.
Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects and acquisition costs. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 115 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions;

the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
Piper Jaffray Ltd. (Nominated Adviser)
Matthew Flower
Rupert Winckler
+44 (0) 20 3142 8700
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1200
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenues:
Net patient services	$65,748	$63,103	$200,662	$179,965

Cost of revenues:
Patient services	45,980	43,930	140,069	124,813

Gross profit	19,768	19,173	60,593	55,152

Selling, general and administrative expenses	17,176	16,276	50,602	46,224

Operating income	2,592	2,897	9,991	8,928

Interest income	84	76	275	453
Interest expense	(10)	—	(10)	(12)
Foreign exchange (loss) income	(46)	307	(259)	(60)

Income before income taxes and discontinued operations	2,620	3,280	9,997	9,309

Provision for income taxes	903	892	2,784	2,310

Income from continuing operations	1,717	2,388	7,213	6,999

Discontinued operations:
Income from discontinued operations, net of taxes	—	—	—	367

Net income	1,717	2,388	7,213	7,366

Less: Net income attributable to noncontrolling interest	(57)	—	(57)	—

Net income attributable to Allied Healthcare International Inc.	$1,660	$2,388	$7,156	$7,366

Amounts attributable to Allied Healthcare International Inc.:
Income from continuing operations, net of tax	$1,660	$2,388	$7,156	$6,999
Discontinued operations, net of tax	—	—	—	367

Net income	$1,660	$2,388	$7,156	$7,366

Earnings per share — basic and diluted attributable to Allied Healthcare International Inc. common shareholders
Income from continuing operations	$0.04	$0.05	$0.16	$0.15
Discontinued operations	—	—	—	0.01

Net income attributable to Allied Healthcare International Inc. common shareholders	$0.04	$0.05	$0.16	$0.16

Weighted average number of common shares outstanding:
Basic	45,045	44,986	45,102	44,986

Diluted	45,269	44,998	45,363	44,990

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,
	2010	September 30,
	(Unaudited)	2009
ASSETS

Current assets:
Cash and cash equivalents	$36,954	$35,273
Accounts receivable, less allowance for doubtful accounts of $694 and $839, respectively	19,584	19,594
Unbilled accounts receivable	10,970	11,572
Deferred income taxes	403	389
Prepaid expenses and other assets	1,501	1,188

Total current assets	69,412	68,016

Property and equipment, net	9,303	7,756
Goodwill	98,114	95,649
Other intangible assets, net	3,699	1,646

Total assets	$180,528	$173,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,099	$1,186
Current maturities of debt and capital leases	567	—
Accrued expenses, inclusive of payroll and related expenses	24,866	24,304
Taxes payable	970	201

Total current liabilities	27,502	25,691
Long-term debt and capital leases, net of current maturities	394	—
Deferred income taxes	1,425	103
Other long-term liabilities	294	—

Total liabilities	29,615	25,794

Commitments and contingencies

Noncontrolling interest	4,028	—

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,571 shares, respectively	457	456
Additional paid-in capital	242,312	241,555
Accumulated other comprehensive loss	(21,403)	(14,418)
Accumulated deficit	(70,870)	(78,026)

	150,496	149,567
Less cost of treasury stock (1,089 and 585 shares, respectively)	(3,611)	(2,294)

Total shareholders’ equity	146,885	147,273

Total liabilities and shareholders’ equity	$180,528	$173,067

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$7,213	$7,366
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(367)
Depreciation and amortization	2,242	1,880
Amortization of intangible assets	952	921
Foreign exchange gain	(2)	(221)
(Decrease) increase in provision for allowance for doubtful accounts	(24)	100
(Gain) loss on sale of fixed assets	(2)	11
Stock based compensation	471	366
Deferred income taxes	102	(246)
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Increase in accounts receivable	(335)	(518)
Decrease (increase) in prepaid expenses and other assets	671	(1,137)
Increase in accounts payable and other liabilities	1,693	2,875

Net cash provided by continuing operations	12,981	11,030

Cash flows from investing activities:
Capital expenditures	(2,428)	(2,152)
Proceeds from sale of business	—	114
Proceeds from sale of property and equipment	62	1
Acquisition of controlling interest, net of cash acquired	(5,812)	—
Payments on acquisitions payable	—	(171)

Net cash used in investing activities	(8,178)	(2,208)

Cash flows from financing activities:
Stock options exercised	288	—
Borrowings under invoice discounting facility, net	248	—
Repayments of debt and capital lease obligations	(121)	—
Treasury shares acquired	(1,317)	—

Net cash used in financing activities	(902)	—

Effect of exchange rate on cash	(2,220)	(1,361)

Increase in cash	1,681	7,461

Cash and cash equivalents, beginning of period	35,273	26,199

Cash and cash equivalents, end of period	$36,954	$33,660

Supplemental cash flow information:
Cash paid for interest	$10	$300

Cash paid for income taxes, net	$1,025	$137

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accrued expenses and other long-term liabilities	$609	$—

Details of business acquired in purchase transactions:
Fair value of assets acquired	$12,430

Liabilities assumed or incurred	$2,694

Noncontrolling interest	$3,888

Cash paid for acquisitions	$5,848
Cash acquired	36

Net cash paid for acquisitions	$5,812

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUE AND GROSS PROFIT
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenue
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2010	2009	2009	2009	2009	2008	2008	2008	2008

Homecare	£38,323	£35,860	£35,903	£35,763	£34,162	£30,858	£30,620	£30,218	£29,130	£27,561	£27,358
Nursing Homes	2,731	2,864	3,261	3,986	3,716	4,159	4,808	5,140	4,969	5,373	5,730
Hospitals	2,933	3,235	3,330	2,956	2,914	3,448	3,612	4,088	3,926	4,358	3,473

Total	£43,987	£41,959	£42,494	£42,705	£40,792	£38,465	£39,040	£39,446	£38,025	£37,292	£36,561
Foreign Exchange rate	1.49	1.56	1.63	1.64	1.55	1.44	1.58	1.90	1.97	1.98	2.05

	$65,748	$65,530	$69,384	$69,845	$63,103	$55,334	$61,528	$74,968	$75,024	$73,815	$74,770

	Gross Profit
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2010	2010	2010	2009	2009	2009	2009	2008	2008	2008	2008

Homecare	£11,651	£11,083	£11,041	£10,951	£10,525	£9,753	£9,487	£9,447	£9,294	£8,476	£8,491
Nursing Homes	882	931	1,033	1,257	1,187	1,298	1,477	1,554	1,531	1,596	1,706
Hospitals	696	755	712	745	679	874	973	1,050	888	1,009	767

Total	£13,229	£12,769	£12,786	£12,953	£12,391	£11,925	£11,937	£12,051	£11,713	£11,081	£10,964
Foreign Exchange rate	1.49	1.56	1.63	1.64	1.55	1.44	1.58	1.90	1.97	1.98	2.05

	$19,768	$19,948	$20,877	$21,196	$19,173	$17,166	$18,813	$22,911	$23,120	$21,931	$22,423

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